                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES

SUBSIDIARY                            LOCATION              BUSINESS          DATE                % OWNED

Research Engineers, Europe Ltd.       Bristol, UK           Software Sales    1986                100%
Research Engineers, Pvt Ltd.          Calcutta, India       Software Sales    1986                100%
Research Engineers, GmbH              Herne, Germany        Software Sales    November, 1995*     100%
Research Engineers, SARL              Dourdan, France       Software Sales    October, 1998       100%
R-Cube Technologies, Inc.             San Jose, CA          IT Services       February, 1999*     100%
PacSoft Incorporated                  Woodinville, WA       Software Sales    March, 1999*        100%
NetGuru Systems, Inc.                 Waltham, MA           IT Services       September, 1999*    100%
NetGuru Consulting, Inc.              Waltham, MA           IT Services       September, 1999*    100%
e-Destinations, Inc.                  Artesia, CA           e-commerce        January, 2000*      100%
Allegria Software, Inc.               Yorba Linda, CA       Software Sales    April , 2000*       100%
NetGuru India Pvt. Ltd.               Calcutta, India       e-commerce        May, 2000*          100%

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* Acquired; balance of subsidiaries were created.
